Exhibit 11.1

Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635 bartoncpafirm.com Cypress, Texas

Consent of Independent Registered Public Accounting Firm

We consent to the use, in the Offering Circular constituting a part of this Offering Statement on Form 1-A, dated April 12, 2024, of our report dated March 29, 2024, with respect to our audit of the financial statements of Signing Day Sports, Inc. as of December 31, 2023 and 2022, and for the years then ended, which includes an explanatory paragraph regarding substantial doubt about its ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Offering Statement on Form 1-A.

Very truly yours,

/s/ BARTON CPA
BARTON CPA
Cypress, Texas

April 12, 2024